Rocky Mountain High Brands, Inc.

9101 LBJ Freeway, Suite 200

Dallas, TX 75243

Gentlemen:

We consent to the use in this Amendment No.4 to the Registration Statement on Form S-1/A of our report dated October 11, 2017 relating to the financial statements of Rocky Mountain High Brands, Inc. as of June 30, 2017 and 2016, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

February 6, 2018